Exhibit 99.1

Qualigen Therapeutics Regains Compliance with Nasdaq Minimum Bid Price Rule

CARLSBAD, Calif., December 12, 2022 (GLOBE NEWSWIRE) -- Qualigen Therapeutics, Inc. (“Qualigen” or “the Company,” Nasdaq: QLGN), a diversified life sciences company focused on developing treatments for adult and pediatric cancers with potential for Orphan Drug Designation, while also commercializing diagnostics, today announces that it has received written notice from the Listing Qualifications Department of the Nasdaq Stock Market LLC (“Nasdaq”) informing the Company that it has regained compliance with Nasdaq’s minimum bid price requirement under Listing Rule 5550(a)(2) for continued listing on The Nasdaq Capital Market. The letter noted that as a result of the closing bid price of the Company’s common stock having been at least $1.00 per share for a minimum of 10 consecutive business days, the Company has regained compliance with Listing Rule 5550(a)(2) and the matter is now closed.

About Qualigen Therapeutics, Inc.

Qualigen Therapeutics, Inc. is a diversified life sciences company focused on developing treatments for adult and pediatric cancer, as well as maintaining and expanding its core FDA- cleared FastPack® System, which has been used successfully in diagnostics for over 20 years. Our investigational QN-302 compound is a small molecule selective transcription inhibitor with strong binding affinity to G4s prevalent in cancer cells; such binding could, by stabilizing the G4s against “unwinding,” help inhibit cancer cell proliferation. The investigational compounds within Qualigen’s family of RAS oncogene protein-protein interaction inhibitor small molecules are believed to inhibit or block the binding of mutated RAS genes’ proteins to their effector proteins, thereby leaving the proteins from the mutated RAS unable to cause further harm. In theory, such mechanism of action may be effective in the treatment of about one quarter of all cancers, including certain forms of pancreatic, colorectal, and lung cancers. Our investigational QN-247 compound inhibits nucleolin, a key multi-functional regulatory protein that is overexpressed in cancer cells; QN-247 may thereby be able to inhibit the cells’ proliferation. QN-247 has shown promise in preclinical studies for the treatment of acute myeloid leukemia (AML). In addition to its oncology drug pipeline, Qualigen has an established diagnostics business which manufactures and distributes proprietary and highly accurate rapid blood testing systems to physician offices and small hospitals for the management of prostate cancer and other diseases and health conditions.

For more information about Qualigen Therapeutics, Inc., please visit www.qualigeninc.com.

Contact:

Jules Abraham

JQA Partners, Inc.

917-885-7378

jabraham@jqapartners.com

Source: Qualigen Therapeutics, Inc